FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
NOVEMBER 28, 2007

FIRST PACTRUST BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

CHULA VISTA, CA – November 28, 2007 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that its Board of Directors has declared a quarterly cash dividend of eighteen and one-half cents ($0.185) per share on its outstanding common stock. The dividend will be payable on January 3, 2008 to shareholders of record as of December 14, 2007.

As of September 30, 2007, the Company had consolidated total assets of $770.5 million and stockholders’ equity of $83.6 million, with 4,403,698 shares of common stock currently outstanding. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000

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